EXHIBIT 19.1

Insider Trading Policy

Policy Statement

Ashland Inc. (“Ashland”) requires strict compliance with all applicable securities laws, including prohibitions against the insider trading laws of the United States and other applicable non-U.S. jurisdictions. This Insider Trading Policy (this “Policy”), which has been adopted by the Board of Directors (the “Board”) of Ashland, describes Ashland’s standards and expectations with respect to (a) insider trading by any person affiliated with Ashland and its subsidiaries, (b) heightened requirements and restrictions for certain identified Ashland individuals, and (c) special requirements for members of the Board and certain executive officers of Ashland who the Board has determined are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16,” and the persons subject to Section 16 reporting including the members of the Board, the “Section 16 Persons”).

This Policy applies to all “Covered Persons,” which means all: (a) directors, officers, and employees (worldwide) of Ashland or its subsidiaries; (b) Family Members (as defined below) of, or entities controlled by, the foregoing persons; (c) contractors or consultants of Ashland; and (d) any other persons who may, from time to time, be deemed subject to this Policy by Ashland’s General Counsel. “Family Members” means (i) family members who reside with a Covered Person; (ii) any other person who lives in the same household as a Covered Person; (iii) family members who do not live in the same household as a Covered Person but whose transactions in Ashland securities are directed, influenced, or controlled by a Covered Person; and (iv) family trusts, family partnerships, or other similar entities controlled by or benefiting a Covered Person.

INSIDER TRADING IS A VERY SERIOUS MATTER. INSIDER TRADING AND TIPPING INSIDER INFORMATION IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS SIGNIFICANT PERSONAL LIABILITY AND CIVIL AND CRIMINAL FINES AND PENALTIES. COVERED PERSONS WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, UP TO AND INCLUDING TERMINATION FOR CAUSE. IF YOU HAVE ANY QUESTIONS OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR WHETHER ANY SECURITIES TRANSACTION SHOULD BE UNDERTAKEN, PLEASE SEEK CLARIFICATION FROM THE COMPANY’S LAW DEPARTMENT. DO NOT ATTEMPT TO RESOLVE UNCERTAINTIES ABOUT THIS POLICY WITHOUT THE LAW DEPARTMENT’S ASSISTANCE.

International Translations	This Policy has been translated into multiple languages. Refer to AI-POL-004.024 to access the Policy in a specific language.

Prohibitions Against Trading While Aware of Material, Non- Public Information

U.S. securities laws prohibit individuals from purchasing or selling securities while in possession of “material, non-public information” (as defined below). This conduct is referred to as “insider trading”.

    In accordance with U.S. securities laws and this Policy, Covered Persons are prohibited from engaging in insider trading, whether directly or indirectly. No Covered

    Person who is aware of material, non-public information regarding Ashland may:

•
Purchase or sell (or recommend the purchase or sale of) the stock or other securities of Ashland;

•
Change his or her investment election in or contributions to the Ashland Stock Fund under the Ashland Employee Savings Plan account; or

•
Engage in “cashless” exercises of Ashland stock options.

This Policy also prohibits insider trading of the securities of a publicly-traded company other than Ashland (such as a customer or supplier) where material, non-public information about that company was acquired in the course and scope of the Covered Person’s duties for Ashland.

These restrictions apply to any and all transactions in Ashland’s securities, including common stock, options to purchase common stock, notes, and any other type of securities that Ashland may issue from time to time. In addition, this policy applies to derivative securities relating to Ashland’s securities, including put or call options, swaps, warrants and other derivative securities.

These prohibitions do not apply to:

(i)
purchases and sales of mutual funds, professionally managed “commingled pools,” or exchange-traded funds that invest in Ashland securities;

(ii)
a cash exercise of a stock option (but note the Policy does apply to the open market sale of any Ashland securities received upon exercise of the option); and

(iii)
the surrender of Ashland securities to Ashland, or the retention and withholding from delivery to the Covered Person of securities by Ashland, upon the vesting of restricted stock or restricted stock units in satisfaction of tax withholding obligations.

Material, Non- Public Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold, or sell securities of a company, or it significantly alters the total mix of information publicly available about a company. Generally, any information, whether positive or negative, that could be expected to affect a company’s stock price should be considered material.

It is impossible to catalogue all of the examples of material information, but some notable examples of material information include:

•
Information about financial performance, including undisclosed quarterly or annual earnings or sales, or significant changes in financial performance or liquidity;
•
Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance;
•
Other significant financial projections, strategic plans, forecasts or budgets;
•
Proposed mergers, acquisitions, investments, or divestitures and joint ventures;
•
Financings or corporate restructurings;
•
Threatened or pending legal actions or governmental investigations;
•
Changes in senior management or the Board;
•
Public or private debt or equity offerings;
•
An imminent change in Ashland’s credit or debt ratings by a rating agency;
•
Execution or termination of significant contracts;
•
Stock repurchases or repurchase programs;
•
Stock splits or dividend information;
•
Significant breaches of information technology systems or other events impacting data security; and
•
Major discoveries or significant changes or developments in products, product lines, research, or technologies.

Information is considered to be “non-public” if it has not been broadly distributed to the public, such as by a news release or a filing with the Securities and Exchange Commission (“SEC”). Even after material information has been publicly disclosed, investors must be given reasonable opportunity to review and absorb it. As a rule of thumb, two (2) full business days following broad distribution of the information is regarded as a reasonable waiting period before the information is deemed to be “public.” For purposes of this Policy, a “trading day” means any day on which the New York Stock Exchange (“NYSE”) is open for trading.

“Tipping” Material Non-Public Information is Prohibited

It is also illegal under U.S. securities laws to disclose material non-public information to another person who then purchases or sells securities based on that information (known as “tipping”), even if the Covered Person does not receive any benefit from the other person’s use of that information. No Covered Person who knows of material non-public information about Ashland (or material non-public information about another company obtained because of their position with Ashland) may “tip” or otherwise disclose that information to any other person, including to Family Members, without the prior authorization of Ashland’s General Counsel.

Post-Employment Obligations

The prohibitions on insider trading and tipping continue to apply to any transactions in Ashland securities or the securities of other public companies even after the Covered Person has separated for any reason from Ashland or the Board. Covered Persons who are in possession of material non-public information when their relationship with Ashland concludes may not trade in securities of Ashland (or another company to which such information relates) until after the information has become “public” for purposes of this Policy.

Civil and Criminal Penalties for Violations of Insider Trading Laws

The federal securities laws of the United States provide for severe civil and criminal penalties for violations of insider trading laws. A person who purchases or sells (or recommends to another person to purchase or sell) a company’s securities while aware of material, non-public information with respect to such company may be subject to, among other things, (i) a civil penalty of up to three times the amount of profit gained or loss avoided (in addition to disgorgement of profits), (ii) a criminal fine of up to $5,000,000, and (iii) imprisonment for up to 20 years. In addition, Ashland and its directors, officers, and supervisory personnel (“Control Persons”) could be subject to liability if the Control Person knew, or was reckless in not knowing, that an employee under their control was likely to engage in insider trading and the Control Person failed to take appropriate steps before the violation occurred.

Additional Policies For Certain Covered Persons
Pre-clearance of Transactions and Advance Notice of Stock Gifts (“Section A”)

Except as permitted under Section C below pursuant to a Rule 10b5-1 Trading Plan, the Covered Persons specified in this Section A shall obtain the prior approval of the General Counsel or his or her designee (“pre-clearance”) before engaging in any purchase or sale of the stock or other securities of Ashland. Persons requesting pre- clearance should notify the General Counsel or his or her designee at least two (2) business days prior to the date of the requested transaction to allow sufficient time for pre-clearance procedures. Pre-clearance provided to a Covered Person shall expire at the close of business on the second business day following the date that pre-clearance is given unless the General Counsel or his or her designee provides for a different expiration time.

This Section A applies to the following Covered Persons:
• Section 16 Persons and their respective Family Members; and

•
The officers and employees of Ashland listed on Schedule A, as maintained by the Law Department, and their respective Family Members. Schedule A may be amended from time to time by the General Counsel or his or her designee. Each officer and employee listed on Schedule A will be notified by the General Counsel or his or her designee of the restrictions under this Section A.

Each Covered Person subject to this Section A, who engages in a purchase or sale of stock or other securities of Ashland, shall notify the General Counsel or his or her designee of such transaction no later than the close of business on the business day following the date of such transaction.

In addition, all Section 16 Persons must provide the General Counsel or their designee with at least two (2) business days prior notice of any bona fide gift of stock or other securities of Ashland.

Prohibitions Against Trading During Blackout Periods (“Section B”)

Except as permitted under Section C below pursuant to a Rule 10b5-1 Trading Plan, the Covered Persons specified in this Section B shall not engage in any purchase or sale of the stock or other securities of Ashland during any Blackout Period (defined below).

This Section B applies to the following Covered Persons:

•
Section 16 Persons and their respective Family Members; and

•
The officers and employees of Ashland listed on Schedule B, as maintained by the Law Department, and their respective Family Members. Schedule B may be amended from time to time by the General Counsel or his or her designee. Each officer and employee listed on Schedule B will be notified by the General Counsel or his or her designee of the restrictions under this section.

A “Blackout Period” is any period during which designated Covered Persons are prohibited from trading in the stock or other securities of Ashland. Ashland has four quarterly Blackout Periods which commence, respectively, when the New York Stock Exchange (“NYSE”) closes on March 1, June 1, September 1, and December 1 of each year. If any of the preceding dates fall on a weekend or a NYSE holiday, then the applicable Blackout Period shall commence when the NYSE closes on the last trading day prior to such weekend or NYSE holiday. Each Blackout Period shall end when the market opens on the third trading day after Ashland publicly issues its earnings release for the preceding fiscal period. In very limited hardship circumstances and subject to the pre-clearance procedures in Section A, the General Counsel may in their discretion permit a Covered Person subject to this Section B to trade during a quarterly Blackout Period, but only if the General Counsel concludes that such person does not possess any material, non-public information concerning Ashland.

In addition to the quarterly Blackout Periods, Ashland may from time to time designate other periods as special blackout periods in anticipation of the release of potentially material information (for example, updates to earnings guidance prior to an earnings release) or because of the occurrence of a potentially material event (for example, the announcement of a major acquisition) (a blackout for any such events, a “Special Blackout”). Covered Persons (which may include Covered Persons who are not subject to quarterly Blackout Periods) will be notified that they are subject to a Special Blackout. An individual who becomes subject to a Special Blackout, may not purchase or sell Ashland stock, and may not disclose the fact that they are subject to a Special Blackout to any other person without the express permission of the General Counsel. The Special Blackout will continue until the individual is notified by the General Counsel that the Special Blackout has been lifted.

Use of Pre-Approved Trading Plans

Notwithstanding anything else in this Policy, in the event persons subject to Section B of this Policy desire to enter into a trading plan, such trading plan must (i) comply with the requirements set forth on Appendix A; (ii) be adopted at a time when such person would otherwise have been permitted to trade under this Policy (i.e., the individual is not subject to blackout and is not in possession of material, non-public information at the time the trading plan is adopted); and (iii) only be adopted following review and receipt of the express authorization of the General Counsel or their designee. Any modification, amendment, or premature termination of a trading plan must also be reviewed and authorized by the General Counsel or their designee. Once a trading plan has been approved, no further pre-approval will be required for transactions conducted pursuant to that plan and no pre-clearance will be required for individuals subject to Section A of this Policy; provided, that all trading plan transactions must be reported by Section 16 Persons to the General Counsel in accordance with the requirements on Section 16 persons described below.

Certain Hedging Transactions

No Covered Person (or their designee) may purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of Ashland: (i) granted to the Covered Person by Ashland as part of the Covered Person’s compensation or (ii) held, directly or indirectly, by the Covered

Person.

Certain Pledging Transactions

All Board members and officers of Ashland (as designated by the Board) are prohibited from, directly or indirectly, pledging equity securities of Ashland. For these purposes, "pledging" includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 Trading Plans. "Equity securities" include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis.

The equity securities attributable to a Board member or officer for these purposes shall include equity securities attributable to the Board member or officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended.

Additional Requirements Applicable Only to Section 16 Persons
Section 16 Reporting

U.S. securities laws require Section 16 Persons to report their beneficial ownership of Ashland securities, and any changes to that ownership or transactions in Ashland securities, to the SEC. At a high level, “beneficial ownership” means having, directly or indirectly, the right to vote or direct the voting of a security and/or the power to sell a security. Nearly all transactions in Ashland securities by a Section 16 Person must be reported to the SEC under Section 16, including:

•
Purchases and sales of Ashland securities;
•
Receiving a grant of, and the vesting of, stock options, restricted stock, restricted stock units, performance shares and other equity-based awards;
•
Stock option exercises;
•
Transactions involving family members or family trusts; and
•
Gifts of Ashland securities.

In addition to obtaining pre-clearance in accordance with this Policy, Section 16 Persons should arrange for details of the transaction (or a copy of the executed trade order) including the trade date, type of transaction, shares traded, and the price per share, to be submitted to the General Counsel or their designee as soon as possible after the trade is completed. Section 16 requires that most reportable transactions by Section 16 Persons be reported to the SEC within two (2) trading days after the date of the transaction. The SEC holds individual Section 16 Persons responsible for their failure to file Section 16 reports, even when a company assists with the filing of the reports. It is therefore critical that Section 16 Persons communicate transaction information to the General Counsel or their designee promptly to ensure that all transactions are properly and timely reported to the SEC.

Cautionary Note Regarding Short-Swing Transactions

Section 16 Persons are required by U.S. securities laws to return to Ashland, any profits made from a purchase and a subsequent sale, or the sale and subsequent purchase, of Ashland securities if both transactions occur within a six (6)-month period (“short-swing profits”). The terms “purchase” and “sale” are interpreted broadly in this context and may apply in situations that would not ordinarily be considered a “purchase” or “sale” (such as a gift or a transaction by a Family Member). SEC rules specifically authorize any shareholder of Ashland to seek recovery of short-swing profits on Ashland’s behalf if Ashland fails or refuses to do so. Section 16 filings are regularly monitored by shareholders and plaintiff’s counsel, who frequently threaten litigation to recover short-swing profits (and for payment of their attorneys’ fees). Accordingly, it is critical that Section 16 Persons timely provide all information about a potential transaction in Ashland securities, in advance, to the General Counsel or their designee so that Section 16 reports may be timely filed and short-swing profit liability can be assessed.

Responsible Party

Ashland’s General Counsel is responsible for the implementation of, and amendments to, this Policy. Any questions about this Policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the General Counsel or their designee.

Scope	This Policy applies to Ashland and all Covered Persons.

Effective Date	November 13, 2024

References	The following reference documents apply to this policy:

Document Number	Document Title	Document Type
AI-POL-001.000	Establishment and Application of Ashland Policies	Policy
AI-POL-002.012	Public Disclosure of Information	Policy
AI-POL-004.000	Legal Compliance	Policy
AI-POL-007.004	Reporting Obligations	Policy
AI-POL-004.024	Securities Laws and Insider Trading International Translations	Reference
FirstHand Link	Global Code of Conduct	Reference
REF-000004	Glossary	Reference

Appendix A

Pre-Approved Trading Plans

1.
Rule 10b5-1 Trading Plans
(a)
Overview.
(i)
SEC Rule 10b5-1(c) provides an affirmative defense from insider trading liability for securities transactions that occur pursuant to a prearranged contract, plan, or instruction to trade (a “Rule 10b5-1 Trading Plan”) which was adopted in good faith at a time when the person was not aware of material non-public information, and which trading plan complies with the requirements set forth in Rule 10b5-1 and all applicable state laws.
(ii)
If a Rule 10b5-1 Trading Plan meets all of the requirements of SEC Rule 10b5-1(c), as described below, and transactions in Ashland securities are made in accordance with the terms and conditions of that plan, the trades will not be deemed to have been made “on the basis of” material non-public information, even if the Covered Person who established the Rule 10b5-1 Trading Plan is actually aware of material non-public information at the time plan-based transactions are executed.
(iii)
Any Covered Person may adopt a Rule 10b5-1 Trading Plan. Officers and members of the Board who intend to regularly sell Ashland securities to meet liquidity needs are encouraged to adopt a Rule 10b5-1 Trading Plan for that purpose.
(b)
Rule 10b5-1 Trading Plan Requirements.
(i)
Pre-Approval. Each Rule 10b5-1 Trading Plan must be reviewed and pre-authorized by the General Counsel or his or her designee to ensure compliance with these requirements. Any amendments or modifications to an existing Rule 10b5-1 Trading Plan, or any premature termination of a Rule 10b5-1 Trading Plan, must also be reviewed and pre-authorized by the General Counsel or his or her designee. Notwithstanding any review or pre-authorization of a Rule 10b5-1 Trading Plan, none of Ashland or its directors, officers, or other employees assume any liability for any trades made pursuant to such plan. Transactions entered into pursuant to a pre-approved Rule 10b5-1 Trading Plan will not require any further pre-approval at the time of the transaction (including pre-clearance for the Rule 10b5-1 Trading Plan transactions for persons subject to Section A of the Policy).
(ii)
Certification. Each Rule 10b5-1 Trading Plan must include a representation certifying that, at the time of the adoption or modification of the plan, the person entering into such plan (A) is doing so in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and (B) is not aware of any material non-public information concerning Ashland.
(iii)
Plan Terms. Each Rule 10b5-1 Trading Plan must either (A) specify the amount, price, and dates of the trades or (B) provide a formula, algorithm, or computer program for determining the amount, price, and dates of the trades. Alternatively, the Covered Person may exclusively authorize a third party (such as a designated broker) to determine the timing, amount, and price of transactions under the Rule 10b5-1 Trading Plan, without any exercise of influence or control by the Covered Person. Until the expiration of the Rule 10b5-1 Trading Plan, communications between the Covered Person and such third party regarding the Rule 10b5-1 Trading Plan should be limited to information about transactions that have already been conducted by such third party.
(iv)
Cooling-Off Periods. The first transaction under a new Rule 10b5-1 Trading Plan may not begin until the expiration of a “cooling-off” period. For Section 16 Persons, the cooling-off period expires on the later of (A) ninety (90) days after the plan is adopted or modified and (B) two (2) business days following Ashland’s filing of its Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the plan was adopted or modified, up to a maximum of one hundred twenty (120) days. For all other Covered

Persons who enter into a Rule 10b5-1 Trading Plan, the cooling-off period shall be at least thirty (30) days from the date on which the plan was adopted or modified.
(v)
Good Faith. All Covered Persons entering into a Rule 10b5-1 Trading Plan must act in good faith with respect to that plan. This means that the person not only has an obligation to act in good faith in entering the Rule 10b5-1 Trading Plan but also an ongoing and continuous obligation to act good faith with respect to such plan.
(c)
Restrictions on Rule 10b5-1 Trading Plans. No Covered Person may enter into (i) multiple, overlapping Rule 10b5-1 Trading Plans or (ii) multiple Rule 10b5-1 Trading Plans within a consecutive twelve (12)-month period, each of which authorizes only a single transaction.
2.
Non-Rule 10b5-1 Trading Arrangement
(a)
Overview.
(i)
Covered Persons may also enter into a written arrangement for the trading of Ashland securities pursuant to which the Covered Person asserts that such person entered into the trading arrangement at a time when such person was not aware of material non-public information about Ashland or its securities, but which does not otherwise comply with other requirements of Rule 10b5-1(c) (such as its cooling-off period requirements) (such an arrangement, a “Non-Rule 10b5-1 Trading Arrangement”).
(ii)
A Non-Rule 10b5-1 Trading Arrangement does not provide an affirmative defense to insider trading, and while there are valid reasons why a Covered Person may desire or need to enter a Non-Rule 10b5-1 Trading Arrangement, Covered Persons are encouraged to enter into Rule 10b5-1 Trading Plans whenever possible.
(b)
Non-Rule 10b5-1 Trading Arrangement Requirements.
(i)
Pre-Approval. Each Non-Rule 10b5-1 Trading Arrangement must be pre-approved by the General Counsel. Any amendments or modifications to an existing Non-Rule 10b5-1 Trading Arrangement must also be pre-approved by the General Counsel. Notwithstanding any review or pre-approval of a Non-Rule 10b5-1 Trading Arrangement, none of Ashland or its directors, officers, or other employees assume any liability for any trades made pursuant to such arrangement. Transactions entered into pursuant to a pre-approved Non-Rule 10b5-1 Trading Arrangement will not require any further pre-approval at the time of the transaction (including pre-clearance for the Non-Rule 10b5-1 Trading Arrangement transactions for persons subject to Section A of the Policy).
(ii)
Plan Terms. The Non-Rule 10b5-1 Trading Arrangement must (A) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which the securities are to be purchased or sold; or (C) not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, that any other person who, pursuant to the trading arrangement, does exercise such influence must not have been aware of any material non-public information when doing so.